A T M I COMPLETES NEWFORM ACQUISITION
              $16.5 Million Deal Adds High-Purity Solids Packaging
                                   Technology

         DANBURY, CT -- November 29, 1999 -- A T M I, Inc. (Nasdaq: ATMI), today announced it has completed its acquisition of Newform N.V. of Hoegaarden, Belgium. A T M I previously announced it had signed a definitive agreement to acquire Newform in October 1999. Under the pooling of interests transaction, A T M I issued 550,000 common shares for all Newform interest. Newform's products join A T M I's specialty materials packaging product lines that include the SDS Gas Source and the NOWPak high purity liquid packaging systems.

         Newform provides high-purity flexible ultra clean Cleansteam(tm) packaging to the semiconductor and pharmaceutical industries. ISO 9002 certified, Newform is based in Hoegaarden, Belgium, and employs about 40 people. Its 70,000 square foot facility includes 15,000 square feet of Class 100 cleanroom space.

         A T M I provides products and services for semiconductor device manufacture through its Materials and Technologies units. A T M I Materials includes thin film materials and delivery systems, sub-atmospheric gas delivery systems, high-purity materials packaging systems, and photolithography and chemical-mechanical polishing materials. A T M I Technologies includes process and environmental solutions, thin film deposition services, smart card solutions, and other ATMI ventures.

HTTP://WEB.ATMI.COM

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For more information contact:
Dean Hamilton
A T M I
203/794-1100
DHAMILTON@ATMI.COM